UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Sonim Technologies, Inc.

(Name of Issuer)

Common Stock, par value $.001 per share

(Title of Class of Securities)

83548F101

(CUSIP Number)

December 31, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83548F101		Page 2 of 13
1		NAMES OF REPORTING PERSONS:
AFO Blackberry LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 239,655
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 239,655
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
239,655
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
0.36%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

CUSIP No. 83548F101		Page 3 of 13
1		NAMES OF REPORTING PERSONS:
AFOB FIP MS, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 239,655
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER 239,655
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
239,655
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
0.36%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

CUSIP No. 83548F101		Page 4 of 13
1		NAMES OF REPORTING PERSONS:
Equitec Group, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 1,568,529
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER 1,568,529
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
1,568,529
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
2.37%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
HC

CUSIP No. 83548F101		Page 5 of 13
1		NAMES OF REPORTING PERSONS:
Equitec Proprietary Markets, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 1,568,529
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 1,568,529
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
1,568,529
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
2.37%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

CUSIP No. 83548F101		Page 6 of 13
1		NAMES OF REPORTING PERSONS:
Equitec Specialists, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 0
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
0
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
0%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

CUSIP No. 83548F101		Page 7 of 13
1		NAMES OF REPORTING PERSONS:
Oakmont Investments, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 50,702
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER 50,702
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
50,702
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
0.08%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

CUSIP No. 83548F101		Page 8 of 13
1		NAMES OF REPORTING PERSONS:
Sphinx Trading LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 50,702
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 50,702
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
50,702
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
0.08%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

CUSIP No. 83548F101		Page 9 of 13
1		NAMES OF REPORTING PERSONS:
Daniel Asher
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) [ ]
(b) [ ]
3		SEC USE ONLY:

4		CITIZENSHIP OR PLACE OF ORGANIZATION:
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 1,858,886
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 1,858,886
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
1,858,886
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
2.81%
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
IN

CUSIP No. 83548F101	Page 10 of 13
Item 1(a)	Name of Issuer:
Sonim Technologies, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices:
San Mateo, CA 94402
Item 2(a)	Name of Person Filing:
AFO Blackberry LLC AFO FIP MS, LLC Equitec Group, LLC Equitec Proprietary Markets, LLC Equitec Specialists, LLC Oakmont Investments, LLC Sphinx Trading LP Daniel Asher
Item 2(b)	Address of Principal Business Office or, if none, Residence:
111 W. Jackson Blvd., 20th Floor Chicago, IL 60604
Item 2(c)	Citizenship:
AFO Blackberry LLC – Delaware
AFO FIP MS, LLC – Delaware
Equitec Group, LLC – Illinois
Equitec Proprietary Markets, LLC – Illinois
Equitec Specialists, LLC – Illinois
Oakmont Investments, LLC – Illinois
Sphinx Trading LP – Illinois
Daniel Asher – United States
Item 2(d)	Title of Class of Securities:
Common Stock, par value $0.001 per share
Item 2(e)	CUSIP Number:
83548F101
Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not applicable

CUSIP No. 83548F101	Page 11 of 13
Item 4.	Ownership
(a) Amount beneficially owned: See row 9 of cover page for each Reporting Person
(b) Percent of class: See row 11 of cover page for each Reporting Person
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: See row 6 of cover page for each Reporting Person
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: See row 8 of cover page for each Reporting Person
AFO Blackberry LLC is the managing member of AFOB FIP MS, LLC and shares voting and dispositive power over the shares held by AFOB FIP MS, LLC.
Equitec Group, LLC is the sole member of Equitec Proprietary Markets, LLC and shares voting and investment power over the shares owned by Equitec Proprietary Markets, LLC.
Oakmont Investments, LLC is the general partner of Sphinx Trading LP and shares voting and dispositive power over the shares held by Sphinx Trading LP.
Daniel Asher is deemed to control (i) AFO Blackberry LLC, (ii) Equitec Group, LLC, (iii) Equitec Specialists, LLC and (iv) Oakmont Investments, LLC. As a result, Mr. Asher may be deemed to share voting and dispositive power over the shares held by each of AFOB FIP MS, LLC, Equitec Proprietary Markets, LLC, Equitec Specialists, LLC and Sphinx Trading LP.
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable

CUSIP No. 83548F101	Page 12 of 13
Item 8.	Identification and Classification of Members of the Group.
Not applicable
Item 9.	Notice of Dissolution of Group.
Not applicable
Item 10.	Certifications.
Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2021

AFO Blackberry LLC
By: /s/ Fred Goldman
Name: Fred Goldman
Its: Treasurer

AFO FIP MS, LLC
By: AFO Blackberry LLC, Managing Member
By: /s/ Fred Goldman
Name: Fred Goldman
Its: Treasurer

Equitec Group, LLC
By: /s/ Fred Goldman
Name: Fred Goldman
Its: CFO

Equitec Proprietary Markets, LLC
By: /s/ Fred Goldman
Name: Fred Goldman
Its: CFO

Equitec Specialists, LLC
By: /s/ Fred Goldman
Name: Fred Goldman
Its: CFO

Oakmont Investments, LLC
By: /s/ Fred Goldman
Name: Fred Goldman
Its: CFO

Sphinx Trading LP
By: /s/ Fred Goldman
Name: Fred Goldman
Its: CFO

/s/ Daniel Asher
Daniel Asher